Exhibit 99.2

TRADING DATA

The following table sets forth all transactions with respect to shares of Common Stock effected in the last sixty days by the Reporting Persons on behalf of the Reporting Persons in respect of the shares of Common Stock, inclusive of any transactions effected prior to the filing hereof. Except as otherwise indicated, all such transactions were purchases or sales of shares of Common Stock effected in the open market.

Trade Date	Buy/Sell	Quantity	Price Per Share (USD) (1) (2)	Total Cost Value (USD) (1) (3)
9/13/24	Buy	900	$10.99	$9,928.98
9/12/24	Buy	53,067	$10.85	$577,910.24
9/11/24	Buy	79,409	$10.94	$872,268.16
9/10/24	Buy	13,230	$10.95	$145,402.99
9/9/24	Buy	72,790	$10.75	$783,700.81
9/9/24	Buy	114,600	$10.77	$1,239,845.94
9/6/24	Buy	25,000	$10.90	$273,625.00
9/5/24	Buy	1,422	$10.79	$15,368.12
9/5/24	Buy	1,530	$10.81	$16,603.87
9/5/24	Buy	200,000	$10.80	$2,169,000.00
8/6/24	Buy	64,538	$10.07	$651,046.44
8/6/24	Buy	75,000	$10.18	$766,627.50
8/5/24	Buy	190,400	$10.06	$1,918,832.16
8/5/24	Buy	25,000	$10.07	$252,875.00

(1)	Rounded to the nearest cent.
(2)	Price per share does not include any commissions or other fees paid.
(3)	Total cost value includes any commissions or other fees paid.